Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 14, 2013, with respect to the consolidated financial statements of Multi-Color Corporation as of March 31, 2013 and for the two years in the period ended March 31, 2013, which is included in the Annual Report of Multi-Color Corporation on Form 10-K for the year ended March 31, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statements of Multi-Color Corporation on Forms S-8 (File No. 333-183181, effective August 9, 2012, File No. 333-145667, effective August 24, 2007, File No. 333-137184, effective September 8, 2006, File No. 333-129151, effective October 20, 2005, File No. 333-113960, effective March 26, 2004, and File No. 333-81260, effective January 23, 2002) and Form S-3 (File No. 333-179535, effective March 19, 2012).

/s/ Grant Thornton LLP

Cincinnati, Ohio
June 13, 2014